Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Second Quarter 2013 Results

CHATTANOOGA, Tenn. (August 5, 2013) - Unum Group (NYSE: UNM) today reported net income of $218.6 million ($0.82 per diluted common share) for the second quarter of 2013, compared to net income of $216.4 million ($0.76 per diluted common share) for the second quarter of 2012.
Included in the results for the second quarter of 2013 is a net after-tax gain of $0.1 million (less than a penny per diluted common share) resulting from the combined impact of realized investment gains and losses on the Company's investment portfolio and the amortization of prior period actuarial losses on the Company's pension plans. This compares to a net after-tax loss of $8.9 million ($0.03 per diluted common share) in the second quarter of 2012. Adjusting for these items, after-tax operating income was $218.5 million ($0.82 per diluted common share) in the second quarter of 2013, compared to $225.3 million ($0.79 per diluted common share) in the second quarter of 2012.
“Driven primarily by very good risk results across our core business lines, operating performance in the second quarter remained strong with solid returns in our core business segments.  I am also encouraged by the performance we are seeing in those areas which had been operating below our expectations, especially in our Unum UK segment where the repricing actions we are taking are beginning to emerge in our results,” said Thomas R. Watjen, president and chief executive officer. “While sales growth continues to be a challenge in the US, we remain committed to maintaining the pricing and underwriting discipline that has served us so well in the past. Although the environment is expected to gradually improve, it still remains challenging, and we will continue to take the actions necessary to maintain the momentum we have worked so hard to create at the Company.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

Unum US Segment
    Unum US reported operating income of $214.0 million in the second quarter of 2013, an increase of 0.6 percent from $212.7 million in the second quarter of 2012. Premium income for the segment increased 1.5 percent to $1,131.5 million in the second quarter of 2013, compared to premium income of $1,115.0 million in the second quarter of 2012.
Within the Unum US operating segment, the group disability line of business reported a 3.7 percent increase in operating income, with $73.0 million in the second quarter of 2013 compared to $70.4 million in the second quarter of 2012. Premium income in group disability increased 1.5 percent to $523.9 million in the second quarter of 2013, compared to $516.0 million in the second quarter of 2012, as the impact of premium rate increases was partially offset by a decline in premium persistency and lower sales during the quarter. The benefit ratio for the second quarter of 2013 was 83.9 percent, compared to 84.7 percent in the second quarter of 2012. Underlying these results were improved risk results in group short-term disability. Unum US reported less favorable risk results in group long-term disability due primarily to the impact of a 50 basis point decrease in the discount rate during the third quarter of 2012 for new claim incurrals, partially offset by favorable new claim incidence. Group long-term disability sales declined 8.9 percent to $32.8 million in the second quarter of 2013, compared to $36.0 million in the second quarter of 2012. Group short-term disability sales decreased 20.8 percent to $18.7 million in the second quarter of 2013, compared to $23.6 million in the second quarter of 2012. Premium persistency in the group long-term disability line of business was 88.5 percent through the first two quarters of 2013, compared to 91.7 percent through the first two quarters of 2012. Case persistency for this line was 88.3 percent through the first two quarters of 2013, matching the level from the comparable period in 2012. Premium persistency in the group short-term disability line of business was 88.5 percent through the first six months of 2013, compared to 89.8 percent for the same period of 2012. Case persistency for the short-term disability line was 87.6 percent through the first six months of 2013, compared to 87.8 percent through the first six months of 2012.
The group life and accidental death and dismemberment line of business reported operating income of $57.3 million in the second quarter of 2013, in line with the results from the second quarter of 2012, as growth in premium income and favorable risk experience were offset by slightly higher operating expenses and lower net investment income. Premium income for this line of business increased 3.4 percent to $333.8 million in the second quarter of 2013, compared to $322.9 million in the second quarter of 2012, reflecting growth from prior year sales and rate increases, partially offset by lower premium persistency. The benefit ratio in the second quarter of 2013 was 71.1 percent, compared to 71.9 percent in the second quarter of 2012, reflecting more favorable experience related to the waiver of group life premium benefit. Sales of group life and accidental death and dismemberment products decreased 27.1 percent in the second quarter of 2013 to $36.5 million, compared to $50.1 million in the second quarter of 2012. Premium persistency in the group life line of business

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

was 89.1 percent through the first six months of 2013, compared to 91.6 percent for the same period of 2012. Case persistency in the group life line of business through the first six months of 2013, at 88.3 percent, was up slightly from 88.1 percent through the first six months of 2012.
The supplemental and voluntary line of business reported a 1.5 percent decrease in operating income to $83.7 million in the second quarter of 2013, compared to $85.0 million in the second quarter of 2012. Premium income for supplemental and voluntary decreased 0.8 percent to $273.8 million in the second quarter of 2013, compared to $276.1 million in the second quarter of 2012. This decrease results from a reinsurance agreement entered into during the second quarter of 2013 to cede a small block of individual disability - recently issued business, partially offset by increased premium income in the voluntary benefits business. The interest adjusted loss ratio for the individual disability - recently issued product line in the second quarter of 2013 rose to 31.3 percent from 30.8 percent in the second quarter of 2012, with stable claim experience but slightly higher reserve increases related to claim inventories as compared to the second quarter of 2012. The benefit ratio for voluntary benefits, at 48.2 percent in the second quarter of 2013, was up from 46.8 percent in the second quarter of 2012. Favorably impacting the benefit ratio for the second quarter of 2012 was the release of active life reserves associated with a voluntary benefits large case customer who terminated the existing individual contracts and bought voluntary group coverage during the second quarter of 2012. Relative to the second quarter of 2012, sales in the voluntary benefits line of business decreased 9.3 percent in the second quarter of 2013 to $33.2 million. Sales in the individual disability - recently issued line of business decreased 33.3 percent in the second quarter of 2013 to $10.2 million. Premium persistency in the individual disability - recently issued product line was 90.7 percent through the first six months of 2013, compared to 90.3 percent for the same period of 2012. Premium persistency in the voluntary benefits product line was 76.5 percent through the first six months of 2013, compared to 79.4 percent through the first six months of 2012.
Unum UK Segment
Unum UK reported operating income of $33.5 million in the second quarter of 2013, an increase of 11.7 percent from $30.0 million in the second quarter of 2012. In local currency, operating income for the second quarter of 2013 increased 14.1 percent, to £21.8 million from £19.1 million in the second quarter of 2012.
Premium income decreased 20.6 percent to $137.6 million in the second quarter of 2013, compared to $173.2 million in the second quarter of 2012, due primarily to reinsurance agreements entered into in the first quarter 2013 to cede an additional portion of the group life business. In local currency, premium income decreased 18.1 percent to £89.6 million in the second quarter of 2013, compared to £109.4 million in the second quarter of 2012. The benefit ratio in the second quarter of 2013 was 84.2 percent, compared to 85.4 percent in the comparable quarter in 2012. The lower benefit ratio in the second quarter of 2013 reflects favorable risk experience in the group long-term disability line resulting from favorable claim incidence and claim recovery rates.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Persistency in the group long-term disability line of business was 82.0 percent through the first six months of 2013, compared to 84.1 percent through the first six months of 2012. Persistency in the group life line of business was 74.0 percent through the first six months of 2013, compared to 82.4 percent through the comparable period of 2012. Sales decreased 9.6 percent to $21.7 million in the second quarter of 2013, compared to $24.0 million in the second quarter of 2012. In local currency, sales for the second quarter of 2013 decreased 7.2 percent to £14.2 million, compared to £15.3 million in the second quarter of 2012, reflecting a significant decline in group life sales due to rate increases and scaling back sales in certain market sectors, partially offset by stronger group long-term disability sales.
Colonial Life Segment
Colonial Life reported a 5.2 percent increase in operating income to $71.1 million in the second quarter of 2013, compared to $67.6 million in the second quarter of 2012.
Premium income for the second quarter of 2013 increased 3.7 percent to $307.9 million, compared to $296.9 million in the second quarter of 2012, driven by continued favorable persistency. The benefit ratio in the second quarter of 2013 was 52.1 percent, down from 52.5 percent in the second quarter of 2012, as less favorable incurred claims experience in the cancer and critical illness product line was more than offset by improved risk experience in the accident, sickness, and disability product line as well as the life product line.
Sales decreased 2.0 percent to $84.1 million in the second quarter of 2013 from $85.8 million in the second quarter of 2012, as a decrease in commercial sector sales in the second quarter of 2013 was only partially offset by an increase in public sector sales in the second quarter of 2013 relative to the comparable period in 2012.
Closed Block Segment
The Closed Block segment reported operating income of $29.6 million in the second quarter of 2013, compared to $25.7 million in the second quarter of 2012.
Premium income for this segment declined 4.0 percent in the second quarter of 2013 compared to the comparable year-ago quarter, primarily due to the expected run-off of the individual disability block of business. Net investment income was higher in the second quarter of 2013 relative to the same period of last year due primarily to an increase in assets supporting the long-term care block of business. The interest adjusted loss ratio for the individual disability line of business was 82.7 percent in the second quarter of 2013, in-line with the second quarter of 2012. The interest adjusted loss ratio for the long-term care line of business rose to 90.1 percent in the second quarter of 2013 from 87.8 percent in the second quarter of 2012 due to an increase in the level of submitted claims and slightly higher group long-term care persistency driving higher active life reserve changes.
Corporate Segment
The Corporate segment reported an operating loss of $37.1 million in the second quarter of 2013, compared to a loss of $25.9 million in the second quarter of 2012. The higher operating loss in the second

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

quarter of 2013 was driven primarily by lower net investment income and slightly higher interest expense due to the issuance of $250 million of debt during the third quarter of 2012. Net investment income was lower in the second quarter of 2013 compared to the second quarter of 2012 due to lower yielding assets and a decrease in investment income attributable to tax credit partnerships. However, the negative impact on net investment income from the tax credit partnerships was offset by a lower income tax rate due to the tax benefits recognized as a result of these investments.

OTHER INFORMATION
Shares Outstanding
The Company's average number of shares outstanding, assuming dilution, was 266.7 million for the second quarter of 2013, compared to 283.7 million for the second quarter of 2012. Shares outstanding totaled 263.6 million at June 30, 2013. During the second quarter of 2013, the Company repurchased approximately 3.6 million shares at a cost of $98 million.
Capital Management
At June 30, 2013, the weighted average risk-based capital for the Company's traditional US insurance companies was approximately 398 percent, and cash and marketable securities in the holding companies equaled $597 million.
Book Value
Book value per common share as of June 30, 2013 was $31.80, compared to $29.94 at June 30, 2012.

Outlook
The Company anticipates growth in after-tax operating earnings per share for full-year 2013 to be in the range of zero percent to six percent, including the effect of expected share repurchases.

NON-GAAP FINANCIAL MEASURES
The Company analyzes its performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measures included in this release are:

•
Operating income or loss, which is net income or loss, excluding net realized investment gains or losses and non-operating retirement-related gains or losses and, when reported by segment, is before tax.

•	Operating earnings per share, which is after-tax operating income per diluted common share.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, refer to the tables in the Financial Highlights section below.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

The Company believes operating income or loss is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of the Company's segments. The Company's investment focus is on investment income to support its insurance liabilities as opposed to the generation of realized investment gains or losses. Although the Company may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since the Company's underlying business is long-term in nature, and the Company needs to earn the interest rates assumed in calculating its liabilities. Certain components of the net periodic benefit cost for the Company's pensions and other postretirement benefit plans, namely the amortization of prior period actuarial gains or losses, are primarily driven by market performance and are not indicative of the operational results of the Company's businesses. The Company believes that excluding the amortization of prior period gains or losses from operating income or loss by segment provides investors with additional information for comparison and analysis of operating results. Although the Company manages its non-operating retirement-related gains or losses separately from the operational performance of its business, these gains or losses impact the overall profitability of the Company and will increase or decrease over time, depending on market conditions and the resulting impact on the actuarial gains or losses in the Company's pensions and other postretirement benefit plans.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Tuesday, August 6, 2013 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the second quarter. Topics may include forward-looking information such as the Company's outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 797-2998 for U.S. and Canada (pass code 9969916). For international, the dial-in number is (913) 312-0839 (pass code 9969916). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company's website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Tuesday, August 13, 2013. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 9969916.
In conjunction with today's earnings announcement, the Company's Statistical Supplement for the second quarter of 2013 is available on the “Investors” section of the Company's website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyber attacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber or other information security systems, and business continuity planning; (7) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (8) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (9) changes in our financial strength and credit ratings; (10) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (11) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (12) actual persistency and/or sales growth that is higher or lower than projected; (13) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (14) effectiveness of our risk management program; (15) the level and results of litigation; (16) changes in accounting standards, practices, or policies; (17) fluctuation in foreign currency exchange rates; (18) ability to generate sufficient internal liquidity and/or obtain external financing; (19) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; and (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2012 and our subsequently filed Form 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group

FINANCIAL HIGHLIGHTS

(Unaudited)

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Operating Revenue by Segment	$2,588.6	$2,620.0	$5,203.1	$5,218.9
Net Realized Investment Gain (Loss)	13.3	(2.1)	23.6	10.3
Total Revenue	$2,601.9	$2,617.9	$5,226.7	$5,229.2

Operating Income by Segment	$311.1	$310.1	$619.5	$619.3
Net Realized Investment Gain (Loss)	13.3	(2.1)	23.6	10.3
Non-operating Retirement-related Loss	(12.9)	(11.6)	(27.8)	(23.2)
Income Tax	(92.9)	(80.0)	(184.1)	(176.1)
Net Income	$218.6	$216.4	$431.2	$430.3

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.82	$0.76	$1.61	$1.50
Assuming Dilution	$0.82	$0.76	$1.61	$1.50

Weighted Average Common Shares - Basic (000s)	265,560.4	283,316.6	267,452.0	286,874.5
Weighted Average Common Shares - Assuming Dilution (000s)	266,736.3	283,740.6	268,536.6	287,513.8

	Three Months Ended June 30
	2013		2012
		per share *		per share *
After-tax Operating Income	$218.5	$0.82	$225.3	$0.79
Net Realized Investment Gain (Loss), Net of Tax	8.6	0.03	(1.4)	—
Non-operating Retirement-related Loss, Net of Tax	(8.5)	(0.03)	(7.5)	(0.03)
Net Income	$218.6	$0.82	$216.4	$0.76

* Assuming Dilution

	June 30
	2013		2012
		per share		per share
Total Stockholders' Equity (Book Value)	$8,380.6	$31.80	$8,385.9	$29.94
Net Unrealized Gain on Securities	295.6	1.12	728.1	2.60
Net Gain on Cash Flow Hedges	405.5	1.54	410.6	1.46
Subtotal	7,679.5	29.14	7,247.2	25.88
Foreign Currency Translation Adjustment	(141.6)	(0.53)	(108.0)	(0.38)
Subtotal	7,821.1	29.67	7,355.2	26.26
Unrecognized Pension and Postretirement Benefit Costs	(342.8)	(1.30)	(430.2)	(1.54)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,163.9	$30.97	$7,785.4	$27.80

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8